Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Helmerich & Payne, Inc. 2005 Long-Term Incentive Plan of our report dated December 1, 2005, except for Note 15 as to which the date is December 7, 2005, with respect to the consolidated financial statements of Helmerich & Payne, Inc., included in the Annual Report to Shareholders (Form 10-K) of Helmerich & Payne, Inc., as subsequently amended by Form 10-K/A on July 28, 2006, for the year ended September 30, 2005, and our report dated December 1, 2005 with respect to Helmerich & Payne, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Helmerich & Payne, Inc. as of September 30, 2005 that are included in the Form 10-K, as subsequently amended by Form 10-K/A, filed with the Securities and Exchange Commission.

/S/ Ernst & Young LLP

Tulsa, Oklahoma
September 5, 2006